Exhibit 28(a)(14)

CLERK’S CERTIFICATE

The undersigned certifies that he is the Assistant Clerk of Pear Tree Funds, a voluntary association with transferrable shares organized under the laws of the Commonwealth of Massachusetts (the “Trust"), and that, as such, he is qualified to execute this Certificate. The undersigned further certifies that attached hereto as Exhibit A is a true and complete copy of the resolutions of the Trustees of the Trust duly adopted at a Meeting of the Trustees duly called and held on October 31, 2019 at which a quorum was present and acting throughout, and said resolutions have not been revoked, revised or amended, and are on the date hereof, still in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this certificate this 31st day of October 2019.

By:	/s/ John Hunt
John Hunt, Assistant Clerk

EXHIBIT A

Certain Resolutions of the Trustees of Pear Tree Funds

Approval to Change the Name of Pear Tree PNC International Small Cap Fund to “Pear Tree Polaris International Opportunities Fund”

WHEREAS, Article IX, Section 7 of the Second Amended and Restated Declaration of Trust of the Trust dated May 26, 2011 (the “Declaration of Trust”) authorizes the Trustees of the Trust to change the name of the Trust, and by extension, the name of each separate series of the Trust; and

WHEREAS, the Manager has recommended to the Trustees that effective concurrently with the effectiveness of the Investment Sub-Advisory Agreement (the “Sub-Advisory Agreement”) between Pear Tree Advisors, Inc. (the “Manager”) and Polaris Capital Management, LLC (“Polaris”) relating to Pear Tree PNC International Small Cap Fund, the name of Pear Tree PNC International Small Cap Fund be changed to “Pear Tree Polaris International Opportunities Fund”; and

WHEREAS, the Trustees have determined based in part on the recommendation of the Manager that it is in the best interests of Pear Tree PNC International Small Cap Fund and its shareholders that the name of such fund be changed as recommended; it is therefore

RESOLVED, that, effective concurrently with the effectiveness of the Sub-Advisory Agreement, the change of the name of Pear Tree PNC International Small Cap Fund to “Pear Tree Polaris International Opportunities Fund” is hereby approved; and it is

FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, individually or collectively, authorized and directed in the name and on behalf of the Trust to prepare with the advice of counsel, execute (if necessary or appropriate) and file with the SEC copies of supplements to the Trust’s summary prospectus, statutory prospectus and statement of additional information, including any necessary or proper amendments to the Trust’s Registration Statement on Form N-1A, as well as make any filing with the Secretary of the Commonwealth of Massachusetts and any subdivision thereof that any of such officers determines to be necessary or appropriate, to reflect such change to the name of Pear Tree PNC International Small Cap Fund.